Exhibit 10.1

FIVE STAR QUALITY CARE, INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of Five Star Quality Care, Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors.

•                  Each Independent Director receives an annual fee of $40,000, plus a fee of $1,250 for each meeting attended.  Up to two $1,250 fees are payable if more than one board and board committee meetings are held on the same date.

•                  The chairpersons of the quality of care committee, audit committee, compensation committee and nominating and governance committee receive an additional annual fee of $20,000, $20,000, $10,000 and $10,000, respectively.

•                  Each Director receives a grant of 10,000 shares of the Company’s common stock on the date of the first board meeting following each annual meeting of stockholders (or, for Directors who are first elected or appointed at other times, on the day of the first board meeting attended).

•                  The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred in connection with their attending certain continuing education programs.